UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

iSpecimen Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This amendment (this “Amendment”), dated March 3, 2026, amends and supplements the definitive proxy statement filed by iSpecimen Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on November 21, 2025 (the “Proxy Statement”), in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”).

As previously disclosed, the Annual Meeting was convened on December 31, 2025 and adjourned due to the absence of a quorum. The Annual Meeting was subsequently reconvened on January 23, 2026 and February 13, 2026, and at each reconvened meeting a quorum was not present and the meeting was adjourned. The Company intends to reconvene the Annual Meeting on March 13, 2026, at 9:00 a.m. Eastern Time. The record date for the Annual Meeting remains November 3, 2025.

On February 17, 2026, Ms. Siyun Yang resigned as a member of the Company’s Board of Directors, effective immediately, as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 17, 2026.

This Amendment is being filed to reflect Ms. Yang’s resignation and to clarify that she is no longer a nominee for election at the Annual Meeting.

Amendment to Proposal No. 1 - Election of Directors

The disclosure in the Proxy Statement relating to Proposal No. 1 - Election of Directors is hereby amended as follows:

Ms. Siyun Yang is no longer serving as a member of the Company’s Board of Directors and is no longer a nominee for election at the Annual Meeting. Accordingly, all references in the Proxy Statement to Ms. Yang as a nominee for election are deleted.

As a result, Proposal No. 1 will now provide for the election only of the remaining nominees named in the Proxy Statement. The Board of Directors currently intends that the remaining nominees will continue to stand for election as described in the Proxy Statement.

If you have already returned a proxy card or provided voting instructions and do not wish to change your vote, you do not need to take any further action. Any votes previously submitted with respect to Proposal No. 1 will be voted only with respect to the remaining nominees for election.

Except as specifically amended or supplemented by the information contained herein, this Amendment does not revise or update any other information set forth in the Proxy Statement. This Amendment should be read in conjunction with the Proxy Statement, and the Proxy Statement should be read in its entirety.